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EXHIBIT 11
Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
                                                  Three Months
                                                 Ended March 31
                                                  1996       1995
Primary

Net income                                       $150,419   $136,036

Average common shares outstanding                 111,556    114,174
Average common share equivalents outstanding<F1>    1,504      1,369
Average primary common shares                     113,060    115,543
Earnings per common share - Primary              $   1.33   $   1.18

Fully Diluted

Net income                                       $150,419   $136,036

Average common shares outstanding                 111,556    114,174
Average common share equivalents outstanding<F1>    1,520      1,389
Average fully diluted common shares               113,076    115,563
Earnings per common share - Fully Diluted        $   1.33   $   1.18

<F1>Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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